Exhibit 99.B(h)(iii)(p)

AMENDMENT NO. 16

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of September 6, 2013 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, MCM previously agreed with respect to the Munder Bond Fund, Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund and Munder Veracity Small-Cap Value Fund to pay Fund expenses and/or waive Service Agreement fees in amounts sufficient to maintain the Expense Limit (as defined in the Agreement) for each class of shares of the applicable Fund as shown in Schedule A, through October 31, 2013; and

WHEREAS, MCM has agreed with respect to such Funds to continue such waiver through October 31, 2014; and

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule A effective September 6, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President, Secretary, CLO & CCO		Managing Director, Chief Financial Officer

Dated:  September 6, 2013

SCHEDULE A

To the Expense Limitation Agreement

Expense Limits

Effective Through October 31, 2014:  MCM shall waive a portion of the fee payable under the Combined Investment Advisory Agreement between MST and MCM dated December 29, 2006, as amended, with respect to the Munder International Small-Cap Fund so that such Fund shall pay MCM a fee of 0.90% on all assets through October 31, 2014.

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

Bond Fund

Class A	0.85%
Class B	1.60%
Class C	1.60%
Class K	0.85%
Class Y	0.60%

Emerging Markets Small-Cap Fund

Class A	1.73%
Class Y	1.48%

Integrity Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

International Small-Cap Fund

Class A	1.35%
Class C	2.10%
Class R6	1.10%
Class Y	1.10%
Class I	0.95%

Integrity Small/Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

Veracity Small-Cap Value Fund

Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class R6	1.25%
Class Y	1.25%

Effective Through October 31, 2015:  Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity

Class A	1.47%
Class C	2.22%
Class Y	1.22%
Class I	0.96%